SECOND AMENDMENT TO
                        STANDARDBRED HORSEMEN'S AGREEMENTS

     THIS SECOND AMENDMENT TO STANDARDBRED HORSEMEN'S AGREEMENTS ("SECOND AMENDMENT") is entered into this 16th day of March, 1999, by and between COLONIAL DOWNS, L.P., a Virginia limited partnership ("Colonial Downs"), and the VIRGINIA HARNESS HORSE ASSOCIATION, a Virginia not-for-profit corporation (the "VHHA").

     WHEREAS, Colonial Downs and the VHHA are party to (i) an Agreement dated as of October 23, 1996, as amended by the First Amendment to Standardbred Horsemen's Agreements dated July 1, 1998 (the "SWF Agreement"), and (ii) a Standardbred Horsemen's Agreement dated as of April 17, 1997, as amended by the First Amendment to Standardbred Horsemen's Agreements dated July 1, 1998 (the "Live Race Agreement") (the SWF Agreement and the Live Race Agreement are collectively referred to herein as the "Standardbred Horsemen's Agreements"); and

     WHEREAS, Colonial Downs and the VHHA desire to amend the Standardbred Horsemen's Agreements as set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties desiring to be legally bound agree as follows:

     1. Race Days for 1999 Meet. Notwithstanding anything to the contrary in the Standardbred Horsemen's Agreements, Colonial Downs and the VHHA agree that thirty (30) days of live standardbred racing will be conducted at Colonial Downs in 1999, commencing on May 31, 1999 and ending on August 4, 1999 (the "Meet"). The parties jointly agree that, as a cost-savings measure, live racing shall be held on each Monday, Tuesday, and Wednesday during the Meet, or such other days as the parties agree, with a daily post time between 3:00 p.m. and 4:30 p.m., as the parties may agree. The parties shall seek the approval of the Virginia Racing Commission (the "VRC") to the foregoing dates.

     2. Purses. Colonial Downs shall continue to deposit funds in the Standardbred Partner Account pursuant to the terms of the Standardbred Horsemen's Agreements, provided, however: (A) the term of the SWF Agreement is hereby extended from July 5, 1999 to August 4, 1999; and (B) paragraph 4(c), including subparagraphs (i) and (ii) thereof, of the SWF Agreement is hereby revised and amended so as to state as follows in its entirety: "With respect to the period from July 6, 1998 to August 4, 1999 (the "Second Year"),Colonial Downs shall pay to the Standardbred Partner Account Five Percent (5%) of the SWF Standardbred Handle and the total amount of the Standardbred Legislated Percentage."

     3. Limitation on Purses; Effect of Second Amendment. To the extent that Colonial Downs' payments to the Standardbred Partner Account during the Second Year exceed $1.5 million dollars, then such excess shall remain in the Standardbred Partner Account to fund purses for future live standardbred race meets. No part of this Second Amendment, specifically including the amendment of the SWF Agreement pursuant to paragraph (2) of this Second Amendment, shall constitute a contract that satisfies the conditions of, or supersedes, the VRC's Order of February 25, 1999 that requires deposits into the Standardbred Partner Account through December 31, 1999.

     4. Operational Issues. Colonial Downs shall provide $300,000.00 for the marketing and promotion of the Meet. The VHHA and Colonial Downs, or its designee, shall devise a plan and timeline for the marketing and promotion of the Meet. Following agreement on such plan and timeline, the VHHA shall advise Colonial Downs in writing how such funds shall be expended. If Colonial Downs consents to such expenditures, which consent shall not be unreasonably withheld, conditioned, or delayed, Colonial Downs shall expend the funds as directed by the VHHA. Such funds will be made available to the VHHA commencing no later than May 1, 1999, unless specific needs arise earlier than that date as provided in the foregoing timeline, and shall be expended over the duration of the Meet. The parties agree that the provision of the $300,000.00 for marketing and promotion in regards to the Meet shall not constitute a substitute for administrative and/or marketing personnel to be maintained by Colonial Downs and/or the Maryland Jockey Club for purposes of promoting live racing events (including the Meet) at Colonial Downs. Additionally, the parties acknowledge that Colonial Downs may engage in certain cost savings measures with respect to the operation of its kitchen and dining facilities during the term of the Meet. These measures may include closing one or more of the floors of the grandstand to the public during portions of the Meet.

     5.   Future Standardbred Meets. Colonial Downs, Stansley Racing Corp.
and the VHHA agree that it is their intent to enter into a long-term agreement of not less than five (5) years duration that will provide for the continuation of standardbred horse racing in Virginia and the long-term financial viability of Colonial Downs consistent with the goals of the Virginia Horse Racing and Pari-Mutuel Wagering Act. The terms and conditions of such agreement will be on parity with any similar long-term agreement entered into between Colonial Downs and the recognized representative Virginia thoroughbred horsemen group, after taking into account the relative differences between standardbred and thoroughbred racing in Virginia, including but not limited to purse structure, duration of the meet, handle and the effects on Colonial Downs and the standardbred industry in Virginia. Colonial Downs and Stansley Racing Corp. agree that in connection with such long-term agreement for the period beginning with the year 2000 through and including 2004, in the event that any form of live racing with pari-mutuel wagering is conducted during any calendar year, or any portion thereof at a track or facility located in the Commonwealth of Virginia of which Colonial Downs is the owner and/or Stansley Racing Corp.
is the operator pursuant to a license or licenses issued by the VRC, Colonial Downs and Stansley Racing Corp. shall also conduct during the same calendar year a live standardbred race meet with pari-mutuel wagering. The parties agree that their obligations as set forth in this paragraph 5 shall survive the termination of the Standardbred Horsemen's Agreements.

     6. Mutual Cooperation. The VHHA agrees that it will use its best efforts in support of Colonial Downs' attempt to win referendum approval of a harness racetrack or SWF in a Northern Virginia city or county. However, nothing in this paragraph 6 shall be construed as imposing any financial obligation on the VHHA in regards to such efforts.

     7. Nullification of this Second Amendment. If Colonial Downs fails, other than for reason of Force Majeure, to conduct thirty (30) days of live standardbred racing during the Meet or to deposit funds into the Standardbred Partner Account as provided herein, then this Second Amendment shall be of no force and effect and the Standardbred Horsemen's Agreements shall be in effect as if this Second Amendment was not executed and delivered by the parties. For purposes of this paragraph 8, Force Majeure means an act of God (including, without limitation, tornado, hurricane, landslide, lightning, earthquake, flood or storm), labor dispute not within Colonial Downs' reasonable control, war (declared or undeclared), sabotage, riot, civil disturbance, terrorism, epidemic (human or horse), act of eminent domain, explosion, breakage or accident to machinery or equipment or transmission line, and/or any event similar to the foregoing which is not within the reasonable control of Colonial Downs and which has an adverse effect on the ability of Colonial Downs to perform its obligations hereunder.

     8. Mediation; Arbitration. In the event of any disputes or differences arising out of this Second Amendment (other than disputes relating to Section 5 hereof), which the parties have been unable to resolve after reasonable efforts to do so, either party may refer the dispute or difference to a mediator mutually acceptable to the parties. In the event such mediation is unsuccessful, or the parties are unable to agree on a mediator, either party may refer the dispute or difference for final settlement to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") in effect on the date of this Second Amendment. The arbitration shall be conducted by a single arbitrator selected by Colonial Downs and VHHA in accordance with the aforesaid rules of the AAA. In the event the parties are unable to agree upon a single arbitrator, each party shall designate one arbitrator and the two designated arbitrators shall select a third arbitrator. The arbitration shall take place in Richmond, Virginia, unless the parties otherwise mutually agree. The arbitration award shall be final, binding and conclusive on the parties, and not subject to any appeal.
No party nor the arbitrator may disclose the existence or results of any arbitration hereunder except as may be necessary in litigation to enforce the award or as may be required by the VRC. Judgment upon the award rendered may be entered in any court having jurisdiction, or application may be made to such court for judicial recognition of the award or any order of enforcement thereof, as the case may be. This Section 8 shall not be construed to limit the right of either party to apply to a court of competent jurisdiction for other equitable relief to preserve the status quo or prevent irreparable harm; nor shall this Section 8 be construed to apply to any party's obligations under
Section 5 of this Second Amendment.

     9.   Miscellaneous.  Except as amended hereby, the Standardbred
Horsemen's Agreements are hereby ratified and shall remain in full force and effect. This Second Amendment shall be binding upon and inure to the benefit of each party hereto, its legal representatives and assigns and may not be modified, amended or assigned without the consent of each party hereto. Other than the Standardbred Horsemen's Agreements, as amended hereby, this Second Amendment constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written discussions and understandings. Any modification or amendment to this Second Amendment or waiver by either party of any rights or remedies available to it shall not be effective unless, and only to the extent that, such modification, amendment, or waiver is set forth in a writing delivered to the other party. This Second Amendment shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Virginia, exclusive of its rules regarding choice of law. Any headings preceding the text of the several sections and subparagraphs hereto are inserted solely for convenience of reference and shall not constitute a part of this Second Amendment, nor shall they affect its meaning, construction, or effect. All provisions in this Second Amendment are severable, and each valid and enforceable provision shall remain in effect and shall be binding upon the undersigned, notwithstanding that other provisions may be held by legislative or judicial process to be invalid or unenforceable. This Second Amendment may be executed in two or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement.


     IN WITNESS WHEREOF, the parties have each executed this Second Amendment as of the date first stated above.

VIRGINIA HARNESS HORSE                    COLONIAL DOWNS, L.P.
  ASSOCIATION                             By: Stansley Racing Corp.,
                                              its General Partner


By: /s/  R. C. Dunavant, Jr.                   By: /s/  Jeffrey P. Jacobs
   ----------------------------                  ------------------------
    R. C. Dunavant, Jr., D.V.M.                   Jeffrey P. Jacobs, CEO
                                                  President

                                          STANSLEY RACING CORP.



                                              By: /s/  Jeffrey P. Jacobs
                                                  ------------------------
                                                  Jeffrey P. Jacobs, CEO